Exhibit 99.1

Immersion Corporation Receives Nasdaq Staff Determination Letter; Will Seek Hearing & Continued Listing

AVENTURA, FL, February 13, 2026 – Immersion Corporation (“Immersion”, the “Company”, “we”, “us” or “our”) (Nasdaq: IMMR), a leading provider of technologies for haptics, today announced that, on February 10, 2026, the Company received a Staff Determination Letter from the Nasdaq Listing Qualifications Staff (the “Staff”) based on the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Rule”), as previously notified by the Staff on August 20, 2025, September 29, 2025, and December 23, 2025. The basis for the Staff Determination Letter is that the Company has not yet filed our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2025 and October 31, 2025 and our Annual Report on Form 10-K for the fiscal year ended April 30, 2025 (collectively, the “Delayed Reports”), with the Securities and Exchange Commission (the “SEC”).

As previously reported on the Company’s Notification of Late Filings on Form 12b-25, filed with the SEC on July 30, 2025, September 16, 2025, and December 16, 2025, Immersion and Barnes & Noble Education, Inc. (“BNED”), a consolidated subsidiary of the Company, were conducting audit committee investigations that will result in the restatement of previously-issued financial information (the “Restatement”). As a result of the investigations by the Immersion and BNED audit committees and the Company’s work with respect to the Restatement, management was unable to complete the Company’s financial reporting process and preparation of our financial statements for the fiscal quarters ended July 31, 2025 and October 31, 2025, and the fiscal year ended April 30, 2025. The Company is working diligently to complete the necessary work to file the Delayed Reports as soon as practicable to regain compliance with the Filing Rule.

The Staff Determination Letter noted that, upon further review, the Company did not meet the terms of the exception on February 9, 2026, granted by the Staff to regain compliance with the Filing Rule.

The Staff Determination Letter has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s securities. The Staff Determination Letter notified the Company that it may request a hearing before a Nasdaq Hearings Panel (“Hearings Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. A request for a hearing regarding one or more delinquent filings will automatically stay the suspension of the Company’s securities for a period of 15 calendar days from the date of the hearing request. The Company may also request a stay of the suspension, pending the hearing, when we request the hearing. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. The Company intends to timely submit a request for a hearing, including a request for an extended stay pending the hearing and the Hearings Panel’s decision. There can be no assurance that the Hearings Panel will grant any of the Company’s requests for additional time.

About Immersion Corporation

Immersion Corporation (Nasdaq: IMMR) was incorporated in 1993 in California and reincorporated in Delaware in 1999.

The Company is a leading provider of touch feedback technology, also known as haptics. The Company accelerates and scales haptic experiences by providing haptic technology for mobile, automotive, gaming, and consumer electronics. Haptic technology creates immersive and realistic experiences that enhance digital interactions by engaging users’ sense of touch. Learn more at www.immersion.com.

On June 10, 2024, we acquired a controlling interest in Barnes & Noble Education. Barnes & Noble Education is a contract operator of physical and virtual bookstores for college and university campuses and K-12 institutions across the United States. Barnes & Noble Education is also a textbook wholesaler and inventory management hardware and software providers. Barnes & Noble Education operates physical, virtual, and custom bookstores, delivering essential educational content, tools, and general merchandise within a dynamic omnichannel retail environment.

Forward-looking Statements

Certain statements made in this report constitute forward-looking statements within the meaning of the federal securities laws. All statements contained in this report that do not relate to matters of historical fact should be considered forward-looking statements. For example, forward-looking statements include, without limitation, statements regarding the Company’s anticipated filing of our Delayed Reports. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and are subject to risks described from time to time in the Company’s periodic filings with the SEC. The forward-looking statements included in this report are made only as of the date of this report, and, unless otherwise required by applicable law, the Company assumes no obligation to update any forward-looking statements, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

(IMMR – C)

Investor Contact:

J. Michael Dodson

Immersion Corporation

mdodson@immersion.com